(L.A. Video)





                            ASSET PURCHASE AGREEMENT

                                  By and Among

                     West Coast Entertainment Corporation,

                               L. A. Video, Inc.,

                       Andrew Mitchell and Larry Williams

                               TABLE OF CONTENTS

Section                                                                Page
-------                                                                ----
1.    Sale and Delivery of the Assets                                   1

      1.1      Delivery of the Assets                                   1
      1.2      Further Assurances                                       3
      1.3      Purchase Price                                           3
      1.4      Assumption of Liabilities; Etc.                          4
      1.5      Allocation of Base Purchase Price and
               Assumed Liabilities                                      4
      1.6      The Closing                                              4
      1.7      No Apportionment                                         5

2.    Representations of the Seller                                     5

      2.1      Organization                                             5
      2.2      Capitalization of the Seller                             6
      2.3      Authorization                                            6
      2.4      Ownership of the Assets                                  6
      2.5      Financial Statements                                     7
      2.6      Absence of Undisclosed Liabilities                       8
      2.7      Litigation                                               8
      2.8      Insurance                                                8
      2.9      Inventory                                                8
      2.10     Fixed Assets                                             9
      2.11     Leases                                                   9
      2.12     Change in Financial Condition and Assets                10
      2.13     Tax Matters                                             10
      2.14     Powers of Attorney and Suretyships                      11
      2.15     Books and Records                                       11
      2.16     Contracts and Commitments                               11
      2.17     Compliance with Agreements and Laws                     13
      2.18     Employee Relations                                      14
      2.19     Absence of Certain Changes or Events                    15
      2.20     Suppliers                                               16
      2.21     Prepayments and Deposits                                16
      2.22     Trade Names and Other Intangible Property               16

      2.23     Employee Benefit Plans                                  17
      2.24     Regulatory Approvals                                    17
      2.25     Indebtedness to and from Officers, Directors and
               Shareholders                                            17
      2.26     Disclosure                                              18

3.    Representations of the Buyer                                     18

      3.1      Organization and Authority                              18
      3.2      Capitalization of the Buyer                             18
      3.3      Authorization                                           18
      3.4      Regulatory Approvals                                    19
      3.5      Disclosure                                              19

4.    Access to Information; Public Announcements                      19

      4.1      Access to Management, Properties and Records            19
      4.2      Confidentiality                                         20
      4.3      Public Announcements                                    21

5.    Pre-Closing Covenants of the Seller                              21

      5.1      Conduct of Business                                     21
      5.2      Absence of Material Changes                             21
      5.3      Taxes                                                   23
      5.4      Delivery of Interim Financial Statements                23
      5.5      Compliance with Laws                                    23
      5.6      Continued Truth of Representation
               and Warranties of the Seller                            23
      5.7      Continuing Obligation to Inform                         23
      5.8      Exclusive Dealing                                       24
      5.9      No Publicity                                            24

6.    Satisfaction of Conditions; Liquidated Damages                   24

      6.1      Satisfaction of Conditions                              24
      6.2      Liquidated Damages                                      24

7.    Conditions to Obligations of the Buyer                           25

      7.1      Continued Truth of Representations
               and Warranties of the Seller; Compliance with
               Covenants and Obligations                                25
      7.2      Corporate Proceedings                                    25
      7.3      Governmental Approvals                                   25

      7.4      Consents of Lenders, Lessors and Other
               Third Parties                                           25
      7.5      Adverse Proceedings                                     26
      7.6      Opinion of Counsel                                      26
      7.7      Board of Directors and Shareholder Approval             26
      7.8      The Assets                                              26
      7.9      Update                                                  26
      7.10     Opening Cash on Closing Date                            29
      7.11     Payables                                                27
      7.12     Closing Deliveries                                      27

8.    Conditions to Obligations of the Seller                          28

      8.1      Continued Truth of Representations and
               Warranties of the Buyer; Compliance
               with Covenants and Obligations                          28
      8.2      Corporate Proceedings                                   28
      8.3      Governmental Approvals                                  28
      8.4      Consents of Lenders, Lessors and Other
               Third Parties                                           29
      8.5      Adverse Proceedings                                     29
      8.6      Opinion of Counsel                                      29
      8.7      Closing Deliveries                                      29

9.    Indemnification                                                  30

      9.1      By the Buyer and the Seller and the Principals          30
      9.2      By the Seller and the Principals                        30
      9.3      Claims for Indemnification                              31
      9.4      Defense by Indemnifying Party                           31
      9.5      Payment of Indemnification Obligation                   32
      9.6      Survival of Representations; Claims for
               Indemnification                                         32
      9.7      Indemnification Limitations                             33

10.   Post-Closing Agreements                                          33

      10.1     Proprietary Information                                 33

      10.2     No Solicitation or Hiring of Former Employees           33
      10.3     Non-Competition Agreement                               33
      10.4     Sharing of Data                                         34
      10.5     Use of Name                                             35
      10.6     Cooperation in Litigation                               35

11.   Termination of Agreement                                         35

      11.1     Termination by Lapse of Time                            35
      11.2     Termination by Agreement of the Parties                 35
      11.3     Termination by Reason of Breach                         36

12.   Transfer and Sales Tax                                           36

13.   Brokers                                                          36

      13.1     For the Seller                                          36
      13.2     For the Buyer                                           36

14.   Notices                                                          36

15.   Arbitration                                                      37

16.   Successors and Assigns                                           38

17.   Entire Agreement; Amendments; Attachments                        38

18.   Expenses                                                         38

19.   Legal Fees                                                       39

20.   Governing Law                                                    39

21.   Section Headings                                                 39

22.   Severability                                                     39

23.   Counterparts                                                     39


Exhibits

A - Instrument of Evidence of Indebtedness
B - Assumption of Liabilities
C - Opinion of Counsel to Seller

D - Bill of Sale
E - Opinion of Hale and Dorr

                            ASSET PURCHASE AGREEMENT


     Agreement made as of November 1, 1996 between West Coast Entertainment Corporation, a Delaware corporation with its principal office at 9990 Global Road, Philadelphia, Pennsylvania 19115 (the "Buyer"), L. A. Video, Inc., an Ohio corporation (the "Seller") and Andrew Mitchell, a resident of the State of Ohio, and Larry Williams, a resident of the State of Ohio (collectively, the "Principals" and individually, a "Principal").

                             Preliminary Statement

     The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller, for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Sale and Delivery of the Assets

     1.1 Delivery of the Assets.

     (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests:

     (i) all inventories, videotapes, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller (collectively, the "Inventory") which exist on the Closing Date (as defined below);

     (ii) all late fees due from customers, accounts, accounts receivable, notes and notes receivable existing on the Closing Date which are payable to the Seller, including any security held by the Seller for the payment thereof (the "Accounts Receivable");

     (iii) opening cash (cash on hand) in the amount indicated in Section 7.10 (but no other cash of Seller, whether or not held in bank accounts), and other similar assets of the Seller existing on the Closing Date;

     (iv) all rights of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 2.16 attached hereto other than such rights under contracts, agreements, leases, licenses and other instruments included on Schedule 1.1 (collectively, the "Contract Rights");

     (v) all books, records and accounts, correspondence, manuals, customer lists, employment records, studies, reports or summaries relating to or arising out of the business of the Seller;

     (vi) all rights of the Seller under express or implied warranties from the suppliers of the Seller;

     (vii) all of the machinery, equipment, furniture, leasehold improvements and construction in progress owned by the Seller on the Closing Date whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets");

     (vii) all of the Seller's right, title and interest, if any, in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including the trade names "First Choice Video" or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Seller in its business and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property");

     (viii) except as specifically provided in Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

     (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to the Buyer under this Agreement shall not include those assets listed on Schedule 1.1 attached hereto (the "Excluded Assets"), which include all motor vehicles owned or leased by the Seller, and certain notes receivable of the Seller, as more fully described on Schedule 1.1.

     (c) The Inventory, Accounts Receivable, Contract Rights, Fixed Assets, Intangible Property and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets." The Assets relate to the two retail video stores which are owned and operated by the Seller, all of which stores are identified by location on

Schedule I attached hereto, each of which is sometimes hereinafter referred to as a "Store" and all of which are sometimes hereinafter referred to collectively as the "Stores."

     1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.3 Purchase Price.

     (a) The purchase price for the assets shall be $570,000 (the "Base Purchase Price"). The Base Purchase Price shall be subject to adjustment for prepaid rent as provided in Section 1.7 hereof.

     (b) The Base Purchase Price shall be paid as follows. At the Closing, the Buyer shall deliver to the Seller (i) $130,000 in cash, by bank or cashiers check, or by wire transfer of immediately available federal funds, and (ii) delivery of an Instrument of Evidence of Indebtedness, substantially in the form of Exhibit A attached hereto (the "Instrument"). The Instrument shall provide for payment of the 40% of balance of the Base Purchase Price on the first anniversary of the Closing Date, and 60% of the balance of the Base
Purchase Price on the date which is 18 months following the Closing Date.   The
Instrument shall provide for payment of such amounts by delivery of that number of shares of Common Stock, $.01 par value per share, of the Buyer ("Common Stock") as is determined by dividing (i) $440,000 by (ii) the Market Value (as defined below). The "Market Value" of a share of Common Stock shall equal the average of the bid and asked prices per share of Buyer's Common Stock as reported on the Nasdaq Stock Exchange for each of the fifteen trading days ending on the business day preceding the Closing Date. Shares of Buyer Common Stock issued pursuant to the Instrument shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC").

     1.4 Assumption of Liabilities; Etc.

     (a) At the Closing, the Buyer shall execute and deliver an

Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller (the "Assumed Liabilities"):

     (i) All accounts payable incurred by Seller in the ordinary course of business to purchase videotapes held for rental during the 30-day period ending on the Closing Date;

     (ii) All obligations of the Seller continuing after the Closing under the leases and contracts set forth on Schedule 1.4 attached hereto which become due and payable after, and are attributable to periods occurring after, the Closing Date; and

     (iii) All other liabilities and obligations of the Seller specifically set forth in Schedule 1.4 attached hereto.

     (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

     1.5 Allocation of Base Purchase Price and Assumed Liabilities. The aggregate amount of the Base Purchase Price and the Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 1.5 attached hereto. Such allocation shall be subject to adjustment to the extent that the Base Purchase Price is adjusted pursuant to Section 1.7 hereof in the manner specified in such Section.

     1.6 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, on or before November 15, 1996, which date shall be specified by Buyer on not less than two days prior notice (which may be given orally) to the Seller, or, if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date"). The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").

     1.7 No Apportionment. The purchase price of the Assets shall not be subject to any adjustment for any prepaid expenses of the Seller, including without limitation: (i) prepaid premiums on insurance, (ii) water and sewer use charges, (iii) security deposits, (iv) transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, or (v) real property taxes or other taxes for the then current tax period, and such prepaid amounts, if any, shall not be added to or deducted from the Base Purchase Price; provided that the purchase price shall be increased by prepaid Seller's rent, if any (and any such amount shall increase the cash portion of the Purchase Price).

     2. Representations of the Seller and the Principals

     The Seller and each of the Principals, jointly and severally, represent and warrant to the Buyer as follows:

     2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of the Seller, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity. Schedule I sets forth a list of each retail video rental store (including the location of each such store and the name and address of all owners (if not Seller) of each such store) owned, operated or licensed directly or indirectly by the Seller or the Principals, except for the stores owned and operated by First Choice Video, Inc., an Ohio corporation in which Andrew Mitchell is a stockholder.

     2.2 Capitalization of the Seller. The Seller's authorized capital stock is as specified on Schedule 2.2 attached hereto. There are issued and outstanding the number of shares of capital stock of the Seller as are specified on Schedule 2.2 attached hereto, 50% of which shares are held of record and beneficially by each Principal. All of such shares have been duly and validly issued and are fully paid and nonassessable.

     2.3 Authorization. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the charter or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

     2.4 Ownership of the Assets. Schedule 2.4(i) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on Schedule 2.4(ii) attached hereto (the "Permitted Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances.

     2.5 Financial Statements.

     (a) The Seller has previously delivered to the Buyer its audited balance sheets as of December 31, 1993, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and statements of cash flows of the Seller for the fiscal years then ended (collectively, including the Audited Balance Sheets, the "Audited Financial Statements"). The Seller has also previously delivered to the Buyer its comparative Balance Sheet (the "Current Balance Sheet") as of June 30, 1996 (the "Balance Sheet Date") and as of June 30, 1995, and the related comparative statements of income, shareholders' equity, retained earnings and statements of cash flows of the Seller for the six-month periods then ended (collectively, the "Current Financial Statements"). The Seller has also included in the footnotes to the Audited Financial Statements and the Current Financial Statements (or provided to Buyer supplementally) statements of its quarterly earnings. The Audited Financial Statements, the Current Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Subsection 5.4 hereof (collectively, the "Financial Statements") have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with Seller's past practice and are certified without qualification by the Seller's independent public accountants, in the case of the Audited Financial Statements, and have been (or will be) certified by the Seller's chief financial officer, in the case of the Current Financial

Statements and the Interim Financial Statements.

     (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

     2.6 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on
Schedule 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

     2.7 Litigation. Except as set forth on Schedule 2.7 attached hereto, the Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

     2.8 Insurance. Schedule 2.8 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Seller and of all life insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1991. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Seller's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

     2.9 Inventory. The Seller shall provide to the Buyer on the Closing Date (or not more than two days prior thereto) a schedule setting forth a true, correct and complete list of the Inventory as of the date so provided, including a description and the book value thereof. Such Inventory shall consist of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Seller. The value of all items of obsolete materials and of materials of below standard quality shall have been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Seller of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles applied consistently with Seller's past practice.

     2.10 Fixed Assets. Seller has provided to Buyer a videotape which shows all Fixed Assets of the Seller as of the date hereof. Such videotape, as updated pursuant to Subsection 7.9 hereof, shall show all Fixed Assets of the Seller as of the Closing Date. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the ordinary course of business and in the production of products of the Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

     2.11 Leases. Schedule 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Seller is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on Schedule
2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule
2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Seller. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases at the end of the respective

Lease terms, to the extent required by the Leases.

     2.12 Change in Financial Condition and Assets.  Except as set forth on
Schedule 2.12 attached hereto, since the Balance Sheet Date, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Seller. The Seller has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the Seller or its business, properties, assets, condition (financial or otherwise) or prospects.

     2.13 Tax Matters.

     (a) Except as set forth on Schedule 2.13 to this Agreement:

     (i) Within the times and in the manner prescribed by law, the Seller has filed all Returns which are required to be filed;

     (ii) With respect to all amounts in respect of Taxes imposed upon the Seller for which it could be liable, whether to Taxing Authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to Taxing Authorities or others on or before the date hereof have been paid.

     (iii) All Returns filed by the Seller constitute complete and accurate representations of the respective Tax liabilities of, or attributable to, the Seller for such years;

     (iv) No examination of the Returns of the Seller is currently in progress nor, to the best knowledge of the Seller, threatened and no unresolved deficiencies have been asserted or assessed against the Seller as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened;

     (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller;

     (vi) The Seller is not a person other than a United States person within the meaning of the Code;

     (b) For purposes of this Section 2.13: "Return" means any return, declaration, report, statement or other document required to be filed in respect of any Tax; "Tax" or "Taxes" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or additional amount with respect thereto; "Taxing Authority" means any governmental authority responsible for the imposition of Taxes; and "Code" means the Internal Revenue Code of 1986, as amended.

     2.14 Powers of Attorney and Suretyships.  Except as set forth on Schedule
2.14 attached hereto, the Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     2.15 Books and Records. The general ledgers and books of account of the Seller, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     2.16 Contracts and Commitments.

     (a) Schedule 2.16 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

     (i) all loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

     (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

     (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound which (A) involve payments or receipts by the Seller of more than $2,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or
(B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Seller;

     (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

     (v) all agency, distributor, sales representative and similar agreements to which the Seller is a party;

     (vi) all contracts, agreements or other understandings or arrangements between the Seller any stockholder or Affiliate of the Seller;

     (vii) all leases, whether operating, capital or otherwise, under which the Seller is lessor or lessee; and

     (viii) any other material agreement or contract entered into by the Seller.

     (b) Except as set forth on Schedule 2.16 attached hereto:

     (i) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

     (ii) the Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

     (iii) the Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

     (iv) to the best knowledge of the Seller, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

     (v) the Seller is not restricted by any Contract from carrying on its business anywhere in the world; and

     (vi) the Seller has no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

     (c) Except as set forth on Schedule 2.3 or Schedule 2.16, the continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without a consent.

     (d) True, correct and complete copies of all Contracts have previously been delivered by the Seller to the Buyer.

     2.17 Compliance with Agreements and Laws. The Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits").
Schedule 2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. The Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Seller or its properties. The business of the Seller does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Seller. Except as set forth on Schedule 2.17 attached hereto, the Seller has not since January 1, 1993 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

     2.18 Employee Relations.

     (a) The Seller is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

     (b) Except as set forth on Schedule 2.18 attached hereto:

     (i) none of the employees of the Seller is represented by any labor union;

     (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency;

     (iii) there is no pending labor strike or other material labor trouble affecting the Seller (including, without limitation, any organizational drive);

     (iv) there is no material labor grievance pending against the Seller;

     (v) there is no pending representation question respecting the employees of the Seller; and

     (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party.

     (c) Schedule 2.18 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Seller to its employees and all contracts or agreements between the Seller and its employees, and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $20,000 the amounts paid or payable as salary and bonus payments for Seller's most recently completed full fiscal year.

     (d) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business.

     2.19 Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.19 attached hereto, since the Balance Sheet Date, the Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

     (a) Incurred any material obligation or liability for borrowed money;

     (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

     (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

     (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

     (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

     (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $5,000 in the aggregate, or waived any rights of any value;

     (g) Made any changes in compensation of its officers, directors or employees;

     (h) Received notice of any litigation, warranty claim or products liability claims; or

     (i) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.23 hereof.

     2.20 Suppliers. Schedule 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of the ten suppliers of the Seller which accounted for the largest dollar volume of purchases by the Seller for its most recently completed fiscal year. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

     2.21 Prepayments and Deposits. Schedule 2.21 attached hereto sets forth all prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Seller as of the date hereof.

     2.22 Trade Names and Other Intangible Property.

     (a) Schedule 2.22 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer.

     (b) Except as otherwise disclosed in Schedule 2.22 attached hereto, the Seller is the sole and exclusive owner of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Seller is sufficient to conduct the Seller's business as presently conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Seller as presently conducted by the Seller. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property.

     2.23 Employee Benefit Plans.

     (a) Except as set forth on Schedule 2.23, the Seller does not now have or otherwise contribute to or participate in, and has not in the past had or otherwise contributed to, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

     (b) The Buyer assumes no liabilities with respect to any employee benefit plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation.

     (c) Employee Plans. Schedule 2.23 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Seller's employees, or maintained at any time since January 1, 1991 by the Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans") and, except as set forth on Schedule 2.23 attached hereto, the Seller has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

     2.24 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith are set forth on Schedule
2.24 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

     2.25 Indebtedness to and from Officers, Directors and Shareholders.
Except as set forth on Schedule 2.25 attached hereto, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     2.26 Disclosure. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller has disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

     3. Representations of the Buyer

     The Buyer represents and warrants to the Seller as follows:

     3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 Capitalization of the Buyer. On the date of this Agreement, the Buyer's authorized capital stock consists of 25,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and nonassessable.

     3.3 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. Schedule 3.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

     3.4 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     3.5 Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

     4. Access to Information; Public Announcements

     4.1 Access to Management, Properties and Records.

     (a) From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the business of the Seller as the Buyer shall reasonably request.

     (b) If the Buyer, at its option and expense, prior to the Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the real property associated with the Assets (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the real estate in violation of said laws, rules and regulations,
(ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, the Seller shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to such real property and necessary records, and arranging interviews with employees of the Seller.

     (c) The Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

     4.2 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, the Buyer may include in any Registration Statement, prospectus, periodic report or any other disclosure made on advice of counsel information regarding the Seller, the business of the Seller, the financial condition of the Seller and the terms of this Agreement.

     4.3 Public Announcements. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of the Buyer.

     5. Pre-Closing Covenants of the Seller

     From and after the date hereof and until the Closing Date:

     5.1 Conduct of Business. The Seller shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

     5.2 Absence of Material Changes. Without the prior written consent of the Buyer, the Seller shall not:

     (a) Take any action to amend its charter or Bylaws;

     (b) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

     (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

     (d) Purchase or redeem any shares of its capital stock;

     (e) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

     (f) Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

     (g) Cancel any debts or claims, except in the ordinary course of business;

     (h) Merge or consolidate with or into any corporation or other entity;

     (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

     (j) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

     (k) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

     (l) Take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

     (m) Fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees,
(iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

     (n) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, furniture and equipment;

     (o) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $5,000 for each such lease, contract, agreement or understanding;

     (p) Engage any employee for a salary in excess of $20,000 per annum (other than an employee hired to replace a person employed on the date hereof who ceases to be employed by the Seller, at a salary which is equal to or less than the salary of such replaced employee);

     (q) Materially alter the terms, status or funding condition of any Employee Plan;

     (r) Make any loans to any person or entity; or

     (s) Commit or agree to do any of the foregoing in the future.

     5.3 Taxes. The Seller will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Seller or the ownership of the Assets on or prior to the Closing Date or (b) on account of the sale of the Assets (including a pro-rata portion of all personal property and excise taxes payable with respect to the Assets by the Seller).

     5.4 Delivery of Interim Financial Statements. As promptly as possible following the last day of each month after the date hereof, and in any event within 30 days after the end of each such month, the Seller shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and statement of cash flow for the one-month period then ended, all certified by the Seller's Accountants or Seller's chief financial officer (collectively, the "Interim Financial Statements"). In addition, the Seller shall, not less than 10 days prior to the Closing Date, provide to the Buyer Interim Financial Statements for the months of July, August and September 1996.

     5.5 Compliance with Laws. The Seller will comply with all laws and regulations which are applicable to it, its ownership of the Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

     5.6 Continued Truth of Representations and Warranties of the Seller. The Seller will not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

     5.7 Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

     5.8 Exclusive Dealing. The Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

     5.9 No Publicity. The Seller shall make no public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior written consent of the Buyer. The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, the terms of this Agreement and the transactions contemplated hereby.

     6. Satisfaction of Conditions; Liquidated Damages.

     6.1 Satisfaction of Conditions. The Seller and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

     6.2 Liquidated Damages.

     (a) The parties hereto agree that the harm suffered by the Buyer as a result of a breach of this Agreement by the Seller and the failure by the Seller to consummate the transactions contemplated hereby is difficult to accurately estimate. The parties agree, based on all present circumstances, that $500,000 represents a reasonable estimate of the damages, including lost opportunity costs, which would be suffered by the Buyer upon a failure to close due to a breach of the Seller.

     (b) If Seller (i) willfully or intentionally breaches any representation, warranty or covenant under this Agreement, willfully or intentionally fails to perform any condition or obligation required to be performed hereunder, or fails to disclose a material fact pertaining to the Assets or the transactions contemplated by this Agreement to the Buyer; or (ii) either elects not to sell the Assets to the Buyer pursuant to the terms of this Agreement, sells or otherwise transfers the Assets or enters into an agreement (in principle or otherwise) with any other person or entity to sell any shares of the capital stock of Seller, to merge with or into, or consolidate Seller with any person or entity other than the Buyer, to sell more than 10% of the Assets to any other person or entity or to effect any other transaction with any other person or entity that would preclude or otherwise frustrate the transfer of the Assets to the Buyer (a "Willful Breach"), the Seller will pay to the Buyer the sum of $500,000, as liquidated damages. The remedy set forth in this paragraph (b) shall be available to the Buyer only in the event that the transactions contemplated hereby are not consummated.

     7. Conditions to Obligations of the Buyer

     The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

     7.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

     7.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

     7.4 Consents of Lenders, Lessors and Other Third Parties. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.

     7.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Closing.

     7.6 Opinion of Counsel. The Buyer shall have received an opinion of Jablinski, Folino, Roberts & Martin, counsel to the Seller, dated as of the Closing Date, as to the matters specified in Exhibit C, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

     7.7 Board of Directors and Shareholder Approval. The shareholders of the Seller shall have duly authorized the transactions contemplated by this Agreement (after delivery by the Buyer to the Principals of a Prospectus relating to the shares deliverable by Buyer hereunder).

     7.8 The Assets. Except for the Permitted Encumbrances, at the Closing the Buyer shall receive good, clear, record and marketable title to the Assets, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever.

     7.9 Update. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

           (a)  the Inventory (as contemplated by Section 2.9);

           (b) the Fixed Assets (which update may be provided by videotape);

           (c) the Accounts Receivable, including an aging thereof; and

           (d) the trade accounts payable and accrued liabilities assumed pursuant to Section 1.4(a)(i) and (ii) hereof.

     7.10 Opening Cash on Closing Date. On the Closing Date, the Seller will have opening cash (cash on hand) for each Store in the amount indicated on
Schedule I attached hereto for such Store, which cash will be transferred to the Buyer pursuant to the terms of this Agreement.

     7.11 Payables. (a) On the Closing Date, the Seller will have no obligations to suppliers and vendors of goods and services and other trade creditors which are past due in accordance with their terms and in no event shall the Seller have any of such obligations outstanding for more than 60 days as of the Closing.

     (b) On the Closing Date, the Seller will have no outstanding obligations to any Affiliate (including any stockholder) except as set forth on Schedule 7.11.

     (c) On the Closing Date, the Seller will have no liabilities to employees for accrued vacation or sick pay, employee benefit claims or liabilities to the Pension Benefit Guaranty Corporation.

     7.12 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

     (a) a bill of sale substantially in the form attached hereto as Exhibit D;

     (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets;

     (c) such contracts, files and other data and documents pertaining to the Assets or the Seller's business as the Buyer may reasonably request;

     (d) copies of the general ledgers and books of account of the Seller, and all federal, state and local income, franchise, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1991;

     (e) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

     (f) a certificate of the Secretary of State (or comparable issuing authority) of the state in which the Seller is incorporated as to the legal existence and good standing (including tax) of the Seller in such state, and a certificate of the Secretary of State (or comparable issuing authority) of each state or jurisdiction in which the Seller is qualified to transact business, as to Seller's qualification to do business in such state or jurisdiction;

     (g) certificates of the Clerk or Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

     (h) estoppel certificates from each lessor from whom the Seller leases real or personal property consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against the Seller under any such lease;

     (i) the items listed in Subsection 7.9;

     (j) such other documents, instruments or certificates as the Buyer may reasonably request.

     8. Conditions to Obligations of the Seller

     The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

     8.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

     8.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     8.4 Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.3 attached hereto.

     8.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

     8.6 Opinion of Counsel. The Seller shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, and as to such other matters as may be reasonably requested by the Seller or its counsel.

     8.7 Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

     (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

     (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

     (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

     (d) Instrument of Assumption of Liabilities executed by the Buyer and accepted by the Seller, and Instrument of Evidence of Indebtedness executed by the Buyer;

     (e) payment of the cash portion of the Base Purchase Price; and

     (f) such other documents, instruments or certificates as the Seller may reasonably request.

     9. Indemnification

     9.1 By the Buyer and the Seller and the Principals. The Buyer on the one hand and the Seller and the Principals, jointly and severally (if more than one Principal), on the other hand, each hereby agrees to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Seller in connection with each and all of the following:

     (a) Any breach by the indemnifying party of any representation or warranty in this Agreement;

     (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

     (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     9.2 By the Seller and the Principals. The Seller and the Principals, on a joint and several basis, further agree to indemnify and hold harmless the Buyer from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

     (a) Any claims against, or liabilities or obligations of, the Seller or against the Assets not specifically assumed by the Buyer pursuant this Agreement, including without limitation, any liabilities or obligations of the Seller for accrued vacation or sick pay;

     (b) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement;

     (c) Any violation by the Seller of, or any failure by the Seller to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Seller, the Assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (i) in order to bring the Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (ii) in connection with the transfer of the Assets;

     (d) Any warranty claim or product liability claim relating to the Seller's business or operation prior to the Closing Date;

     (e) Any tax liabilities or obligations of the Seller or the Principals;
and

     (f) Any claims, liabilities or obligations of, the Seller with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement.

     9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.
The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

     9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     9.5 Payment of Indemnification Obligation. All indemnification by the Buyer, the Seller or the Principals hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability. The Buyer may offset, against shares of its Common Stock deliverable pursuant to the Instrument of Evidence of Indebtedness, amounts owed pursuant hereto by Seller to Buyer. For purposes of calculating a reduction in the number of shares issuable pursuant to such Instrument, each share shall have a value equal to the Market Value.

     9.6 Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such two-year period. Notwithstanding the above claims resulting from the failure by the Seller to pay when due any tax or claims relating to Seller's employee benefit plans shall expire one year after any applicable statute of limitations.

     9.7  Indemnification Limitations.  Notwithstanding the provisions of this
Section 9 to the contrary, (i) the Seller and the Principals shall be liable for only that portion of the aggregate amount due under this Section 9 which exceeds $32,050, and (ii) the Buyer shall be liable for only that portion of the aggregate amount due under this

Section 9 which exceeds $32,050, provided that, no such deductible shall be applicable to Buyer in respect of any failure by the Buyer to pay or perform any Assumed Liability.

     10. Post-Closing Agreements

     The Seller agrees that from and after the Closing Date:

     10.1 Proprietary Information.

     (a) The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

     (b) The Seller agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

     10.2 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of five years after the Closing Date, neither the Seller nor any Affiliate thereof (including the Principals) shall solicit any person who was an employee of the Seller on the Closing Date to terminate his employment with the Buyer or to become an employee of the Seller or hire any person who was such an employee on the date hereof or on the Closing Date.
Notwithstanding the above, if employment with Buyer of any family member of any Principal is terminated by Buyer, Seller and its Affiliates shall be free to hire such terminated employee.

     10.3 Non-Competition Agreement.

     (a) For a period of five years after the Closing Date, neither the Seller nor any Affiliate (including the Principals) thereof shall (i) market, rent or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product marketed, rented or sold by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of the Seller as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Seller conducted its business during the two years prior to the Closing Date.

     (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     10.4 Sharing of Data.

     (a) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

     (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

     10.5 Use of Name. Without Buyer's prior written consent, the Seller and the Principals each agree not to use the trade names "First Choice Video" or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date hereof.

     10.6 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     11. Termination of Agreement

     11.1 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston time, on November 15, 1996, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

     11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller under this Agreement, and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

     11.3 Termination by Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any condition or obligation hereunder.

     12. Transfer and Sales Tax

     Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

     13. Brokers

     13.1 For the Seller. The Seller and the Principals represent and warrant that they have not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller and the Principals agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller or the Principals.

     13.2 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     14. Notices

     Except to the extent otherwise provided herein, any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:


         To the Seller
              or the Principals:  Mr. Andrew Mitchell
                                  First Choice Video
                                  2125 East Main Street
                                  Springfield, OH  45503

                                  and

                                  Mr. Larry Williams
                                  655 Valley Ridge Court
                                  Troy, Ohio  45373

              With a copy to:
                                  Thomas Martin, Esq.
                                  Jablinski, Folino, Roberts & Martin
                                  214 W. Monument Avenue
                                  Dayton, Ohio  45402

             To the Buyer:      West Coast Entertainment Corporation
                                9990 Global Road
                                Philadelphia, PA  19115

             With a copy to:    Hale and Dor

                                60 State Street
                                Boston, MA  02109
                                Attn:  John H. Chory, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) three business days after being sent, if sent by registered or certified mail; or (c) on the date of actual receipt, if delivered by any other method.

     15. Arbitration

     (a) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section 15. Any arbitration pursuant to this Section 15 shall be conducted by a single arbitrator appointed by the Philadelphia, Pennsylvania office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

     (b) The parties agree that any such arbitration will occur in Philadelphia, Pennsylvania, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

     16. Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

     17. Entire Agreement; Amendments; Attachments

     (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Seller and the Principals may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Principals.

     (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     18. Expenses

     Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay the costs and expenses of any audit conducted by, or at the request of, the Buyer, and Seller shall pay the costs and expenses of any accounting services provided to the Seller in connection with the transactions contemplated hereby. Notwithstanding the above, the Buyer shall reimburse Seller for reasonable travel and related expenses (approved by the Buyer in advance) which are incurred in connection with attendance by Seller at meetings requested by the Buyer.

     19. Legal Fees

     In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     20. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     21. Section Headings

     The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     22. Severability

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     23. Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.



                             WEST COAST ENTERTAINMENT CORPORATION


                             By: /s/ Richard Kelly
                                 -------------------------------


                             Title: Chief Financial Officer
                                    ----------------------------

                             L. A. VIDEO, INC.


                             By: /s/ Andrew Mitchell
                                 -------------------------------
                                 Andrew Mitchell, President



                             PRINCIPALS:

                             /s/ Andrew Mitchell
                             -----------------------------------
                             Andrew Mitchell


                             /s/ Larry E. Williams
                             -----------------------------------
                             Larry Williams

                                   Schedule I

                              Stores (by Address)
                      and Required Cash on Hand at Closing
                          for Purposes of Section 7.10


Store and Address                         Cash On Hand at Closing
-----------------                         -----------------------

First Choice Video                               $300.00
5101 Springboro Pike
West Carrollton, Ohio  45439

First Choice Video                               $650.00
111 E. Russell Road
Sidney, Ohio  45365